Exhibit 10.17

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

Plus Automation, INc.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by Luminar Technologies, Inc. (the “Investor”) of $10,000,000.00 (the “Purchase Amount”) on or about August 9, 2023, Plus Automation, Inc., a Delaware corporation (the “Company”), issues to the Investor the right to certain shares of the Company’s Capital Stock, subject to the terms described below.

As payment of the Purchase Amount, the Investor shall transfer to the Company a number of shares of the Investor’s Nasdaq-listed Class A Common Stock (Ticker symbol: “LAZR”) equal to the Purchase Amount divided by the closing price on the Nasdaq trading day immediately prior to the date hereof (the “Payment Shares”).

The “Discount Rate” is 95% from the date hereof to one year after the date hereof, and 90% thereafter.

See Section 2 for certain additional defined terms.

1.
Events
(a)
Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Discount Price.

In connection with the automatic conversion of this Safe into shares of Safe Preferred Stock, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Standard Preferred Stock, with appropriate variations for the Safe Preferred Stock if applicable, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

(b)
Non-Qualified Financing. In the event that the Company plans to consummate a bona fide transaction or series of transactions with the principal purpose of raising capital that is not an Equity Financing (a “Non-Qualified Financing”), at the option of the Investor, all or the portion of the Purchase Amount specified in writing by the Investor delivered to the Company will convert into the type of securities issued by the Company in such Non-Qualified Financing, and the conversion price of the Safe will be equal to the product of the price per share paid in cash consideration for securities by investors in the Company at the initial closing of such Non-Qualified Financing and the Discount Rate.

(c)
Liquidity Event. If there is a Liquidity Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(e) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(e).

(d)
Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(e) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.
(e)
Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Stock. The Investor’s right to receive its Cash-Out Amount is:
(i)
Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Stock);
(ii)
On par with payments for other Safes and/or Preferred Stock, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Stock, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Stock in proportion to the full payments that would otherwise be due; and
(iii)
Senior to payments for Common Stock.

The Investor’s right to receive its Conversion Amount is (A) on par with payments for Common Stock and other Safes and/or Preferred Stock who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Common Stock basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(f)
No Equity Financing. If an Equity Financing has not occurred on or prior to December 31, 2024, then the Investor shall have the option (but shall not be required) to convert the Safe into the number of shares of Series C Preferred Stock equal to the Purchase Amount divided by $0.5507. In connection with the receipt of Series C Preferred Stock pursuant to this Section 1(f), Investor hereby agrees to execute a purchase or subscription agreement in form and substance reasonably acceptable to the Company.

(g)
Purchase Amount. Beginning on January 1, 2025, if the Safe has not been terminated, the Investor can elect to reduce the Purchase Amount by having the Company pay the Investor the Purchase Amount in cash consideration (the “Redemption Right”); provided that if the Investor wishes to exercise its Redemption Right, the Investor shall send written notice to the Company at least forty days prior to the exercise of the Redemption Right (the “Redemption Notice”). The Redemption Notice shall state:
i.
the amount of the Purchase Amount the Investor wishes to be paid (the “Redemption Price”); and
ii.
the Redemption Date which shall be no earlier than January 1, 2025 (the “Redemption Date”).

The Company shall no later than ten (10) days after the Redemption Date pay in cash consideration the Redemption Price and following such payment, the Purchase Amount shall be reduced by the Redemption Price.

(h)
Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Capital Stock to the Investor pursuant to the automatic conversion of this Safe under Section 1(a), Section 1(b), or Section 1(f); (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(c) or Section 1(d); or (iii) the payment to the Investor of the full Purchase Price pursuant to Section 1(g).
2.
Definitions

“Capital Stock” means the capital stock of the Company, including, without limitation, the “Common Stock” and the “Preferred Stock.”

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Direct Listing” means the Company’s initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing capital stock of the Company for resale, as approved by the Company’s board of directors. For the avoidance of doubt, a Direct Listing will not be deemed to be an underwritten offering and will not involve any underwriting services.

“Discount Price” means the price per share of the Standard Preferred Stock paid in cash consideration by investors in the initial closing of an Equity Financing multiplied by the Discount Rate.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Common Stock, the amount of such dividend that is paid per share of Common Stock multiplied by (x) the Purchase Amount divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means a bona fide transaction or, series of related or separate transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation. with aggregate Gross Proceeds to the Company of at least $50,000,000 (the “Financing Threshold”). For purposes of determining whether the Financing Threshold has been met, “Gross Proceeds” shall include all cash, assets or property received by the Company in connection with such transactions, including, but not limited to, all proceeds from the conversion of this Safe, any other Safes or convertible securities issued and outstanding, and the incurrence of indebtedness that is converted into such Preferred Stock or other capital stock, or is otherwise cancelled in consideration for the issuance of such Preferred Stock or other capital stock. For the avoidance of doubt, if, following the date hereof, multiple Non-Qualified Financings occur in which the Company raises capital equal to the Financing Threshold in the aggregate, then such Non-Qualified Financings shall collectively be deemed an Equity Financing for purposes of Section 1(a) and this Safe shall automatically convert in accordance with Section 1(a) on the date on which the Financing Threshold is met. And if there are different Equity Financings, this Safe shall convert under Section 1(a) or 1(b) into shares of Safe Preferred issued in the Equity Financing with the valuation most favorable to the Investor (and the Investor will execute and deliver to the Company all of the transaction documents related to such Equity Financing).

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

“Liquidity Event” means a Change of Control, a Direct Listing or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the fair market value of the Common Stock at the time of the Liquidity Event, as determined by reference to the purchase price payable in connection with such Liquidity Event, multiplied by the Discount Rate.

“Proceeds” means cash and other assets (including without limitation stock consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Safe” means an instrument containing a future right to shares of Capital Stock, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Preferred Stock” means the shares of the series of Preferred Stock issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences, seniority, liquidation multiple and restrictions as the shares of Standard Preferred Stock, except that any price-based preferences (such as the per share liquidation amount, initial conversion price and per share dividend amount) will be based on the Discount Price.

“Standard Preferred Stock” means the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

3.
Company Representations
(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.
(b)
The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.
(c)
The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.
(d)
No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.
(e)
To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.
4.
Investor Representations
(a)
The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)
The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.
(c)
The Investor represents and warrants that:
i.
All corporate action required to be taken by the Investor’s board of directors and stockholders in order to authorize the Investor to issue the Payment Shares (the “Share Issuance”) and enter into the Registration Rights Agreement attached hereto as Exhibit A (the “Registration Rights Agreement”) and the Side Letter attached hereto as Exhibit B (the “Side Letter”) has been taken. All action on the part of the officers of the Investor necessary for the execution and delivery of the Registration Rights Agreement and the Side Letter, the performance of all obligations of the Investor in connection with the Share Issuance and the entering into the Registration Rights Agreement and the Side Letter has been taken.
ii.
The Payment Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, free of restrictions on transfer so shall not contain any restrictive legends. The Share Issuance will be in compliance with all applicable federal and state securities laws.
iii.
No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Investors in connection with the consummation of the Share Issuance or entering into of the Registration Rights Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.
iv.
There will be no objections raised by The Nasdaq Stock Market LLC (the “Nasdaq”) with respect to the Share Issuance and the Investor shall have made any necessary filings with the Nasdaq relating to the Share Issuance and shall have received no objections to the Share Issuance from the Nasdaq.
5.
Private Placement and Registration Rights Agreement
(a)
The parties agree that the Payment Shares will be issued in a private placement and agree to execute the Registration Rights Agreement and the Side Letter in connection with the issuance of the Payment Shares.

(b)
The Company is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Company has been advised that the Payment Shares have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Company is purchasing the Payment Shares for its own account for investment, not as a nominee or agent. The Company has such knowledge and experience in financial and business matters that the Company is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Company’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.
6.
Miscellaneous
(a)
Any provision of this Safe may be amended, waived or modified by written consent of the Company and the Investor.
(b)
Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.
(c)
The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Stock for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company stockholder or rights to vote for the election of directors or on any matter submitted to Company stockholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding shares of Common Stock (that is not payable in shares of Common Stock) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.
(d)
Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned: (A) without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and (B) without the Investor’s consent to any of its affiliated or related entities excluding those in China or Taiwan or to a successor of all or substantially all of its stock, assets or business (whether by sale, acquisition, merger, change of control, operation of law or otherwise).
(e)
In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f)
All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.
(g)
The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

COMPANY

Plus automation, Inc.

By:	/s/ David Wanqian Liu
Name:	David Wanqian Liu
Title:	Chief Executive Officer

Address:

3315 Scott Boulevard
Santa Clara, California 95054
Attention: Chief Executive Officer
Email: [***]

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105-1126
Attention: Mark B. Baudler; mbaudler@wsgr.com

INVESTOR

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Thomas J. Fennimore
Name:	Thomas J. Fennimore
Title:	Chief Financial Officer

Address:

2603 Discovery Drive, Suite 100
Orlando, FL 32826

Email: [***]

[Signature Page to Plus Automation, Inc. SAFE]